THIRD AMENDMENT TO

CERTIFICATE OF DESIGNATIONS,

PREFERENCES, AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

SOMERSET INTERNATIONAL GROUP, INC.

Somerset International Group, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (hereinafter the “Corporation”), DOES HEREBY CERTIFY as follows:

Pursuant to authority conferred upon the Board of Directors by the express terms of a duly filed Certificate of Designations setting forth the preferences and rights of the Series A Convertible Preferred Stock of the Corporation; and

The Corporation having received the written consents of the record owners of not less than fifty-one (51%) percent of the outstanding shares of Series A Redeemable Convertible Preferred Stock authorizing the changes to the Certificate of Designations as set forth in the a resolution which was duly adopted and made effective as of January 15, 2007, as follows:

RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation and in accordance with Paragraph 6 of the Certificate of Designations filed in the Office of the Delaware Secretary of State on March 11, 2005 (the “Certificate of Designations”), the following paragraphs of the said Certificate of Designations are amended to read as follows:

5.1 Scheduled Redemption. On July 14, 2007 (the “First Redemption Date”) the Corporation shall redeem 50% of the shares of Series A Preferred Stock then held by each Registered Holder. On July 15, 2007 (the “Second Redemption Date”), the Corporation shall redeem all shares of Series A Preferred Stock then outstanding.

FURTHER RESOLVED: In all other respects, the terms of the preferences, powers, designations and other special rights granted to the Series A Preferred Stock as set forth in the Certificate of Designations filed on March 11, 2005 shall remain unchanged and as then stated.

IN WITNESS WHEREOF, John X. Adiletta, President and Chief Executive Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Amendment to Certificate of Designations as of this 15th day of January, 2007.

/s/ John X. Adiletta
John X. Adiletta, CEO